Exhibit 10.8

TRIUMPH BANCORP, INC. AMENDED AND RESTATED RESTRICTED STOCK PLAN

Section 1	Purpose

1.1 Triumph Bancorp, Inc. (the “Company”) hereby adopts this Amended and Restated Restricted Stock Plan of the Company, to be effective as of January 1, 2014. This Amended and Restated Restricted Stock Plan amends and restates in its entirety the original Restricted Stock Plan of the Company effective as of November 15, 2012, as amended. The primary purpose of the Plan is to promote the interests of the Company and its shareholders through the (i) attraction and retention of executive officers and employees and (ii) enabling of such persons to share in the long-term growth and success of the Company through the granting of Restricted Stock Shares.

Section 2	Definitions

2.1 When used in the Plan, the following terms shall have the meanings set forth below:

2.2 “Affiliate” means an entity that would be treated as a single employer with the Company under Section 414 of the Code.

2.3 “Agreement” or “Award Agreement” means a written agreement between the Company and a Grantee implementing an award of Restricted Stock Shares and setting forth the particular terms, conditions and restrictions thereof.

2.4 “Award” means a grant under the Plan of Restricted Stock Shares.

2.5 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6 “Change in Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

(a) a change in the ownership of the Company whereby a person, or more than one person acting as a group (within the meaning of Code section 409A and the regulations thereunder) (a “Person”), acquires, directly or indirectly, ownership of a number of shares of capital stock of the Company which, together with capital stock already held by such Person, constitutes more than fifty percent (50%) of the total fair market value or of the combined voting power of the Company’s outstanding capital stock; but if a Person already owns more than fifty percent (50%) of the total fair market value or of the combined voting power of the Company’s outstanding capital stock, the acquisition of additional capital stock by such Person is not considered a Change of Control of the Company; or

(b) a change in the effective control of the Company whereby a majority of the persons who were members of the Board are, within a twelve (12) month period, replaced by individuals whose appointment or election to the Board is not endorsed by a majority of the Board prior to such appointment or election; or

(c) a change in the ownership of the assets of the Company, whereby a Person acquires (or has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such Person) assets of the Company that have a total gross fair market value equal to or greater than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; but there is no Change of Control if assets are transferred to an entity that is controlled by the shareholders of the Company immediately after the transfer, nor is it a Change of Control if the Company transfers assets to:

(i)	a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the shareholder’s capital stock in the Company;

(ii)	an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding capital stock of the Company; or

(iv)	an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subparagraph (iii) of subparagraph (c).

(d) Notwithstanding the preceding provisions of this Section, a “Planned Capital Offering” shall not constitute a Change of Control Event. A Planned Capital Offering means an issuance of Common Stock by the Company or any issuance of equity or debt by an affiliate of the Company, including, but not limited to Triumph Consolidated Cos., LLC, Triumph Savings Bank, SSB, THE National Bank, Triumph Capital Advisors, LLC or any subsidiary or subsidiaries thereof, to new investors pursuant to a plan adopted by the Board as part of its overall growth plan for the Company and wherein a majority of the persons who were members of the Board preceding such capital offering remain after its completion. A Planned Capital Offering may include the issuance Common Stock that is registered with the Securities and Exchange Commission (“SEC”) and any state securities board, or that is exempt from registration with the SEC and/or any state securities board pursuant to any federal or state law or regulation.

2.7 “Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, or any successor law, as amended from time to time.

2.8 “Committee” means the Compensation and Corporate Governance Committee of the Board, or, if there is no such committee, the Board, or their appointee(s).

2.9 “Common Stock” or “Stock” means the Company’s common stock, par value $0.01 per share.

2.10 “Company” means Triumph Bancorp, Inc. or any successor thereto.

2.11 “Disability” means (i) the inability of the Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of more than twelve (12) months, or (ii) the receipt of income replacement benefits for a period of more than three (3) months under a accident and health plan sponsored by the Company or one of its Affiliates and covering the Grantee due to medically determinable physical or mental impairment which is expected to result in death or is expected to last for a continuous period of more than twelve (12) months.

2.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13 “Established Securities Market” means

(a) a national securities exchange registered under section 6 of the Securities Exchange Act of 1934 (“1934 Act”);

(b) a national securities exchange not registered under the 1934 Act because of the limited volume of transactions;

(c) a foreign securities exchange satisfying regulatory requirements analogous to those of the 1934 Act; or

(d) a regional or local exchange.

2.14 “Grantee” means a person to whom an Award is made under the Plan.

2.15 “Normal Retirement Age” means age sixty-five (65).

2.16 “Plan” means the Triumph Bancorp, Inc. Restricted Stock Plan as herein established and as hereafter amended from time to time.

2.17 “Restricted Stock Shares” means Stock that is granted to an individual under the Plan.

2.18 “Retirement” means the Grantees Termination of Employment after attainment of Normal Retirement Age.

2.19 “Vested” means that the Restricted Stock Shares subject to an Award have become vested as set forth in the applicable Award Agreement for such Restricted Stock Shares as a result of satisfaction of any minimum age or minimum number of years (or additional years) of employment or performance or other criteria imposed by the Plan or the Award Agreement. “Vesting” means the process of becoming Vested.

2.20 “Termination of Employment” means the Grantee’s separation from service from the Company and/or an Affiliate of the Company for reasons other than Disability or death.

Section 3	Administration

3.1 Administration of the Plan.

(a) The Plan shall be administered and interpreted by the Committee, which shall have full authority, discretion and power necessary or desirable for such administration and interpretation. Subject to the express provisions of the Plan, the Committee shall have complete authority, in its discretion, to determine:

(i)	the individuals to whom Awards will be made, and the timing and terms of Awards;

(ii)	the total number of Awards to be made to an individual;

(iii)	the number of years of employment, minimum age or performance criteria required for Vesting;

(iv)	the number of shares of Stock subject to, or represented by, each Award; and

(v)	all other terms and conditions of each Award.

(b) The Committee shall have complete and conclusive authority to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to it, (iii) determine the terms and provisions of the agreements that the Company makes with Grantees with respect to Awards, (iv) accelerate the time at which Awards may become Vested, and (v) make all other determinations necessary or advisable for the administration of the Plan.

(c) If any Award Agreement requires continued employment or service as a condition to Vesting, the Committee may decide to what extent a leave of absence for government or military service, illness, temporary disability or other reason shall not be deemed interruptions of continuous employment. In addition, unless otherwise provided in an Award Agreement, if Vesting is conditioned on the continued employment or service, a Grantee whose employment is terminated shall forfeit all unvested Awards; except that any Awards outstanding to a Grantee shall become fully Vested upon such Grantee’s termination of employment due to death or Disability.

(d) In administering the Plan, the Committee may, to the extent permitted by law, rely conclusively on all tables, valuations, certificates, opinions and information furnished by accountants, legal counsel, or other experts employed or engaged by or on behalf of the Company.

3.2 Appointment of Committee Members. Each member of the Committee shall serve at the pleasure of the Board, which may fill any vacancy on the Committee. The Committee shall select one of its members as a chairman and shall hold meetings at the times and in the places as it may deem advisable. The Committee shall take all actions by majority decision. Any action evidenced by a written instrument that the majority of the members of the Committee sign shall be as fully effective as if the Committee had taken the action by majority vote at a meeting duly called and held. A dissenting member of the Committee who, within a reasonable time after he has knowledge of any action or failure to act by the majority, registers his dissent in writing delivered to the other Committee members and the Company shall not be responsible for any such action or failure to act.

3.3 Determination of Fair Market Value. On an annual basis, the Committee shall review the audited financial statements of the Company and consider such other factors and data as the Committee deems, in good faith, to be pertinent to the decision, to determine the fair market value of the Stock for purposes of determining the tax consequences to Grantees and to the Company of grants of Awards, or the Vesting of an Award, including the tax consequences of a Grantee’s election to be taxed under Section 83(b) of the Code (as applicable).

3.4 No Liability. No member of the Committee appointed hereunder shall be liable for any action taken or omitted to be taken by him or her or by any other member of the Committee with respect to the Plan. To the extent of liabilities not otherwise insured under a policy purchased by the Company, the Company will indemnify, defend and hold harmless any member of the Committee with respect to any liabilities asserted or incurred in connection with the exercise and performance of his or her powers and duties hereunder to the same extent as the directors of the Company are indemnified. Nothing herein is deemed to limit the Company’s ability to insure itself with respect to its obligations hereunder.

3.5 Finality of Decisions. Unless strictly and expressly prohibited by law, all determinations and decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding upon all persons, including Grantees, the Company, its Affiliates, shareholders and employees.

3.6 Administration by Board. In lieu of appointing a Committee, the Board may directly administer the Plan. In that event, the Board shall have the authority granted to the Committee or the Board under the Plan and any authority of the Board under the Articles of Incorporation and Bylaws of the Company.

Section 4	Grants of Awards

4.1 Number of Shares Subject to Plan. The maximum aggregate number of shares of Stock that may be granted under the Plan shall be 750,000. Such number shall be reduced by the number of Restricted Stock Shares granted under the Plan that are not forfeited. Such number may be increased or decreased (but not below the number of shares of Stock subject to outstanding Awards) at any time by action of the Board.

4.2 Grant of Awards. Subject to the terms of the Plan and applicable law, the Committee, at any time and from time to time, may grant Awards of Restricted Stock Shares under the Plan to one or more persons. Grantees may be directors, employees or officers of the Company or any of its Affiliates. An Award made to a Grantee as identified above may be issued to or registered in the name of a personal investment or estate-planning vehicle established for the benefit of such Grantee and members of his or her immediate family; provided, however, that with respect to any such Award, all tax consequences associated with the grant of the Award and all underlying vesting and other requirements with respect to such Award shall be calculated and determined by reference to the applicable Grantee. Nothing contained in the Plan shall be construed to restrict the right of the Board to grant any equity-based compensation to persons outside of the Plan.

4.3 Notification and Acceptance of Award. After the Committee makes an Award, it shall promptly notify the Grantee. The Grantee so notified must indicate his or her acceptance of the Award by delivering to the Company an executed Award Agreement consistent with Section 4.4 and such other documents and instruments as the Committee may require, within 30 days after receipt of notification of the Award or such longer time as specified by the Committee. The Award otherwise granted shall automatically lapse at the expiration of such period if the documents required by the Committee have not been executed and returned.

4.4 Award Agreements.

(a) Each Award hereunder shall be evidenced by an Award Agreement in the form and containing such terms and conditions as the Committee from time to time may determine, provided that each Agreement shall specify:

(i)	the number of Restricted Stock Shares to which it pertains;

(ii)	the price, if any, the Grantee must pay for any Restricted Stock Shares (the “Grant Price”);

(iii)	the number of years of employment, minimum age or performance criteria, if any, required for Vesting;

(iv)	any other the terms and conditions of the grant of Restricted Stock Shares; and

(v)	such other provisions as the Committee shall determine.

(b) Each Award Agreement shall be subject to the provisions of the Plan (which shall be deemed to be incorporated in each Agreement); provided, that any conflict between the terms of an Award Agreement and the Plan shall be resolved in favor of the Plan, unless the context clearly indicates otherwise. An Award Agreement may (i) require continuation in employment or in a particular position with the Company or any Affiliate, (ii) impose performance criteria related to the Grantee, the Company, any Affiliate of the Company, or any combination or division thereof, (iii) impose requirements for post-employment competition or confidentiality of information, (iv) require the Grantee to provide assurance of compliance with applicable state or federal securities and banking laws, (v) require the Grantee to make an affirmative election under Section 83(b) Code, or (vi) impose any other restrictions or limitations determined by the Committee.

(c) An Award hereunder shall be forfeitable until all Vesting conditions are satisfied.

4.5 No Voting Rights Until Vested. Grantees will have no voting rights with respect to the Restricted Stock Shares awarded to them until such Restricted Stock Shares shall become Vested.

4.6 Dividends and Other Distributions. Grantees shall be entitled to receive all dividends and other distributions paid with respect to Restricted Stock Shares awarded to them and which have become Vested. If any such dividends or distributions are paid in shares of Stock, such Stock shall be subject to all terms and conditions of the Plan and applicable Award Agreement as if such Stock was part of the original Award of Restricted Stock with respect to which it was distributed.

4.7 [Intentionally Omitted].

4.8 Lapsed Awards or Forfeited Shares. If any shares of Stock issued pursuant to an Award are canceled or forfeited for any reason, the number of shares of Stock subject to such Award shall thereafter be again available for grant under the Plan.

4.9 Capital Adjustments. The number and class of shares of Stock subject to or underlying each outstanding Award and the aggregate number, type and class of shares of Stock with respect to which Awards thereafter may be made shall be subject to such adjustment, if any, as the Committee deems appropriate, based on the occurrence of events specified below or such other events which the Committee determines necessitates an adjustment.

(a) If the outstanding shares of Stock are increased, decreased or exchanged through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution in respect to such Stock, for a different number or type of shares of Stock, or if additional shares of Stock or new or different shares of Stock are distributed with respect to such shares of Stock, an appropriate and proportionate adjustment shall be made in: (i) the maximum number of shares of Stock available for the Plan as provided in Section 4.1 herein; (ii) the type of shares or other securities available for the Plan; and (iii) the number of shares of Stock subject to any then outstanding Awards under the Plan.

(b) If events not specified above in this Section, such as any extraordinary cash dividend, split-up, reverse split, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock, or other similar corporate event, materially affect the Stock, the Committee in its discretion may make adjustments to the number shares of Stock subject to or underlying the then outstanding Awards if it determines such adjustment to be necessary to maintain the benefits or potential benefits intended to be provided under any Award.

(c) Any adjustment made by the Committee pursuant to the provisions of this Section shall be final, binding and conclusive. A notice of such adjustment, including identification of the event causing such adjustment, the calculation method of such adjustment, and the change in price and the number of shares of Stock subject to or underlying each Award shall be sent to each Grantee. No fractional shares shall be issued under the Plan based on such adjustments.

Section 5	Change in Control

Provided that the Grantee has not previously incurred a Termination of Employment (other than Retirement or due to Disability), in the event of a Change in Control, all Restricted Stock Shares granted hereunder shall be deemed to be fully Vested, and all Restricted Stock Shares shall be converted into an equivalent number of shares of Common Stock.

Section 6	Restrictions on Transfer of Shares; Treatment of Restricted Stock Shares Upon Termination of Employment.

6.1 Nontransferability of Shares. Except as otherwise provided in the Plan, Restricted Stock Shares granted under the Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated prior to the time that such Restricted Stock Shares are Vested or upon earlier satisfaction of other conditions as specified by the Committee in its sole discretion and set forth in the applicable Award Agreement.

6.2 Certificates for Shares. Certificates evidencing Restricted Stock Shares will be deposited with, and held by, the Company for the benefit of the Grantee until such Restricted Stock Shares become Vested or are forfeited. Upon Vesting, subject to this Section 6, the Company shall issue and deliver to the Grantee a stock certificate or certificates evidencing the Vested shares of Stock. If any unvested Restricted Stock Shares are forfeited, the certificate or certificates evidencing any such Restricted Stock Shares shall be cancelled, and the shares of Stock represented thereby shall be returned to the Company’s treasury.

6.3 Stock Legend. All certificates representing of Restricted Stock Shares that at any time are subject to the provisions of this Plan will have endorsed upon them a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A RESTRICTED STOCK AWARD AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER OF THE RESTRICTED STOCK. THE RESTRICTED STOCK AWARD AGREEMENT PROVIDES FOR FORFEITURE OF THE STOCK IN CERTAIN CIRCUMSTANCES AND IMPOSES RESTRICTIONS ON THE TRANSFER OF THESE SHARES. COPIES OF THE RESTRICTED STOCK AWARD AGREEMENT ARE ON DEPOSIT AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED BY THE COMPANY TO THE REGISTERED HOLDER HEREOF UPON WRITTEN REQUEST.

6.4 Treatment of Restricted Stock Shares Upon Termination of Employment. Upon a Grantee’s Termination of Employment for any reason other than Retirement, death or Disability, the Company has the right, but not the obligation, to repurchase any Restricted Stock Shares from the Grantee, and the Grantee shall be obligated to sell the Restricted Stock Shares to the Company. Should the Company elect to repurchase the Restricted Stock Shares, the Company shall complete such repurchase within ninety (90) days of the Grantee’s Termination of Employment or the Company shall forfeit its repurchase right under this Section 6.4. The purchase price for the Restricted Stock Shares repurchased pursuant to this Section 6.4 shall be (i) to the extent that the Common Stock is traded on an Established Securities Market, the price of such Common Stock as of the date of such repurchase, or (ii) to the extent the Common Stock is not publicly traded on an Established Securities Market, one hundred ten percent (110%) of the book value of the Stock, determined as of the end of the quarter that immediately precedes the applicable repurchase date.

6.5 [Intentionally Omitted]

6.6 Right of First Refusal.

(a) To the extent that the Common Stock is not publicly traded on an Established Securities Market, the Company shall have and retain a Right of First Refusal exercisable in connection with any proposed transfer of Restricted Stock Shares that have become Vested. For purposes of this Section 6.6 the term “transfer” shall include any sale, assignment, pledge, encumbrance or other disposition of the Restricted Stock Shares intended to be made by Grantee.

(b) In the event the Grantee of Vested Restricted Stock Shares desires to accept a bona fide third-party offer for the transfer of any or all of such Vested Restricted Stock Shares (hereinafter referred to as the “Target Shares”), Grantee shall promptly (i) deliver to the Company written notice (the “Disposition Notice”) of the terms of the offer, including the purchase price and the identity of the third-party offeror, and (ii) provide satisfactory proof that the disposition of the Target Shares to such third-party offeror would not be in contravention of any provisions of this Plan.

(c) The Company, or its assignee, shall, for a period of forty-five (45) days following receipt of the Disposition Notice, have the right to repurchase all (but not less than all) of the Target Shares subject to the Disposition Notice upon the same terms as those specified therein or upon such other terms (not materially different from those specified in the Disposition Notice) to which Grantee and Company agree. Such right shall be exercisable by delivery of written notice (the “Exercise Notice”) to Grantee prior to the expiration of the forty-five (45)-day exercise period. If such right is exercised with respect to all the Target Shares, then the Company, or its assignee, shall effect the repurchase of such shares, including payment of the purchase price, not more than fifteen (15) business days after delivery of the Exercise Notice; and at such time the certificates representing the Target Shares shall be delivered to the Company, or its assignee.

(d) In the event the Exercise Notice is not given to Grantee prior to the expiration of the forty-five (45) day exercise period, Grantee shall have a period of thirty (30) days thereafter in which to sell or otherwise dispose of the Target Shares to the third-party offeror identified in the Disposition Notice upon terms (including the purchase price) no more favorable to such third-party offeror than those specified in the Disposition Notice; provided, however, that any such sale or disposition must not be effected in contravention of the provisions of this Plan. The third-party offeror shall acquire the Target Shares free and clear of the Right of First Refusal. In the event Grantee does not effect such sale or disposition of the Target Shares within the specified thirty (30) day period, the Right of First Refusal shall continue to be applicable to any subsequent disposition of the Vested Restricted Stock Shares (including, without limitation, the Target Shares) by Grantee.

Section 7	General Provisions

7.1 Withholding. Whenever any Restricted Stock Shares become Vested or the Grantee makes a Code Section 83(b) election with respect to any Restricted Stock Shares, the Company shall have the right to require the Grantee to remit to the Company an amount sufficient to satisfy any federal, state or local withholding tax requirements before the delivery of any certificate or certificates for such Stock or recognition of the holder of such Stock as the owner thereof. A Grantee shall pay the withholding taxes by making payment in cash. Notwithstanding the foregoing, Stock may not be used to pay any required withholding taxes in excess of the amount of the minimum required withholding taxes without the consent of the Grantee.

7.2 No Right to Employment. Neither the Plan, nor any Award made, or any other action taken, hereunder shall be construed as giving any Grantee or other person any right of employment or continued employment or service with the Company or any Affiliate.

7.3 Construction of the Plan. The Plan and all Award Agreements shall be governed, construed, interpreted and administered in accordance with the laws of the State of Texas, except to the extent preempted by Federal law. In the event any provision of the Plan or any Agreement shall be held invalid, illegal or unenforceable, in whole or in part, for any reason, such determination shall not affect the validity, legality or enforceability of any remaining provision, portion of provision or Plan overall, which shall remain in full force and effect as if the Plan had been absent the invalid, illegal or unenforceable provision or portion thereof.

7.4 Amendment of Plan. The Board may amend, suspend, or terminate the Plan or any portion thereof at any time, provided such amendment may not adversely affect any outstanding Award without the consent of the affected Grantee unless such amendment is necessary to comply with any legal requirement.

7.5 Amendment of Award. In its sole and complete discretion, the Board may at any time amend any Award for the following reasons: (i) additions and/or changes are made to the Code, any federal or state securities law, or other law or regulations applicable to the Award; or (ii) any other event not described in clause (i) occurs and the Grantee gives his or her consent to such amendment.

7.6 Exemption from Computation of Compensation for Other Purposes. Neither Awards nor any amount payable under an Award (as cash or property), nor the value thereof, shall be included as “earnings,” “wages,” “salary” or “compensation” in any pension, disability, welfare, life insurance, or other employee benefit arrangement of the Company unless expressly provided otherwise in one or more of such arrangements.

7.7 Unfunded Plan. The Plan shall at all times be unfunded, and is not intended to be a plan of deferred compensation subject to ERISA, nor to provide for a deferral of compensation that would be subject to the requirements of Section 409A of the Code.

7.8 Interpretation. When a reference is made in this Plan to a Section, such reference will be to a Section of this Plan unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Plan will refer to this Plan as a whole and not to any particular provision in this Plan. In interpreting this Plan, the following rules of interpretation shall apply: (i) headings are for convenience of reference only and will not affect in any way the meaning or interpretation of this Plan; (ii) whenever the words “include,” “includes” or “including” appear, they will be deemed to be followed by the words “without limitation”; (iii) each use of the masculine, neuter or feminine gender will be deemed to include the other genders; (iv) each use of the plural will include the singular and vice versa, in each case as the context requires or as is otherwise appropriate; (v) the word “or” is used in the inclusive sense; (vi) any agreement, instrument or statute defined or referenced means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein; (vii) references to a person are also to its permitted successors or assigns. No provision of this Plan is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, which action or omission would violate applicable law (whether statutory or common law), rule or regulation.

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EXECUTED to be effective as of the 1st day of January 2012.

TRIUMPH BANCORP, INC.

By:	/s/ Aaron P. Graft
Aaron P. Graft
Title:	President and Chief Executive Officer